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                                PRESS RELEASE

                             FOR IMMEDIATE RELEASE


     HOUSTON, TX., November 20, 2000 -- GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced it had signed a series of contracts with Aker Brattvaag of Norway to build four new supply vessels (PSVs) and three anchor handling tug supply vessels (AHTSs) at a total cost of approximately $148.0 million. The seven vessel building program is designed, in part, to replace the vessels recently sold by Sanko Steamship Co. which are currently under bareboat charter or management
agreements with the Company.   Upon delivery and entry into service,
the operating income contribution from the newly constructed vessels will be significantly greater than the operating income from the bareboat chartered/managed vessels being replaced in the fleet.

     The delivery of the seven new vessels is scheduled to coincide with or precede the expiration of the bareboat charters and to replace boats which were under management agreements at the earliest possible date. This newbuild program includes the potential but not an obligation to include the owners of the managed vessels as joint venture participants or owners of selected vessels. When combined with the two vessels currently under construction (1-UT755L scheduled for delivery in the 3rd quarter of 2001 and 1-UT745 scheduled for delivery in the 1st quarter of
2002), a total of nine new vessels will be added to the fleet over a three year period at a total constructed cost of approximately $182.0 million.

     The vessels specifications, scheduled delivery and approximate cost of the seven vessels are detailed below:

Vessel    Vessel Type  Length    BHP       DWT    Delivery Date   Millions
------    -----------  ------   -----     -----   -------------   --------
UT745        PSV         275'    9,600    4,320   1st Qtr. 2002   $   19.0
UT755        PSV         220'    5,450    3,115   3rd Qtr. 2002       12.1
UT722L       AHTS        260'   16,320    2,000   4th Qtr. 2002       29.2
UT755L       PSV         236'    5,450    3,115   1st Qtr. 2003       14.6
UT755        PSV         220'    5,450    3,115   2nd Qtr. 2003       12.7
UT722L       AHTS        260'   16,320    2,000   3rd Qtr. 2003       30.2
UT722L       AHTS        260'   16,320    2,000   4th Qtr. 2003       30.2
                                                                  --------
     Total                                                        $  148.0
                                                                  ========

     Mr. Bruce Streeter, President and COO, said "We are excited that we can replace the vessels which have or will be lost from our fleet at prices which are at a discount to those currently being paid for similar vessels less than 5 years old. The vessel specifications were carefully developed considering recent market changes and involved consultation with two of the owners of vessels under management. We believe the mix of vessels will not only meet our customer requirements but will also allow us to provide a full range of vessel services to the expanding deepwater markets of the world. By packaging the group of seven vessels, we believe we were able to gain favorable pricing, as well as a timely delivery schedule.

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GULFMARK OFFSHORE, INC.
Press Release - For Immediate Release
November 20, 2000

     The favorable terms of the progress payments on the seven new vessels will minimize cash outflow for the program until the vessels are delivered. Estimated payments related to the program are $5.9 million in 2000, $12.2 million in 2001, $57.0 million in 2002 and $72.9 million in 2003. The funding required for this new construction program should come from cash on hand, anticipated cash flow from operations over the three year construction period and funds available from the Company's existing $75.0 million line of credit."

     GULFMARK WILL HOLD A CONFERENCE CALL TODAY AT 4:00 P.M. EST to discuss the program with analysts, investors and other interested parties. Those interested in participating in the conference call should call 800/230-1074 (612/332-0342 if outside the U.S. and Canada) 5
- 10 minutes in advance of the start time and ask for the GulfMark conference. The conference call will also be available via audio Webcast at www.vcall.com. A replay will be available after the conference call at 800/475-6701 (320/365-3844 if outside the U.S. and Canada) with the access code of #551823.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry with a fleet of forty-six (46) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, Brazil and West Africa.




Contact:   Edward A. Guthrie, Executive Vice President & CFO
           (713) 963-9522




     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: prices of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects; and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.









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